UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                        RETURN ON INVESTMENT CORPORATION

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                    761307107
                                 (CUSIP Number)

                                  May 14, 2001
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

         |_|  Rule 13d-1(b)
         |X|  Rule 13d-1(c)
         |_|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






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



-------------------------------------------------------------------------------

CUSIP No.:  761307107
-------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON

                  Network Commerce Inc.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  91-1628103
-------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [   ]
(b) [   ]
-------------------------------------------------------------------------------

3        SEC USE ONLY
-------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  State of  Washington
------------------------------------------- -----------------------------------

                                            5        SOLE VOTING POWER
             NUMBER OF SHARES
               BENEFICIALLY                          1,000,000
                 OWNED BY
                   EACH
                REPORTING
                  PERSON
                   WITH
------------------------------------------- -----------------------------------

                                            6        SHARED VOTING POWER

                                                     0
------------------------------------------- -----------------------------------

                                            7        SOLE DISPOSITIVE POWER

                                                     1,000,000
------------------------------------------- -----------------------------------

                                            8        SHARED DISPOSITIVE POWER
                                                     0
------------------------------------------- -----------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
         1,000,000

-------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         [   ]
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
         9.96%
-------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON:
         domestic corporation

-------------------------------------------------------------------------------

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


Item 1.  (a)      Name of Issuer:
                  RETURN ON INVESTMENT CORPORATION (the "Issuer")

         (b)      Address of Principal Executive Offices of the Issuer:
                  1825 Barrett Lakes Blvd., Suite 260, Kennesaw, Georgia 30144

Item 2.  (a)      Name of Persons Filing:
                  Network Commerce Inc., a Washington corporation

         (b)      Address of Principal Business Office:
                  411 1st Ave. South, Suite 200N, Seattle, WA  98104

         (c)      Citizenship:  n/a

         (d)      Title of Class of Securities: common stock

         (e)      CUSIP Number:  761307107

Item 3.  Not Applicable

Item 4.  Ownership.
         (a)      Amount beneficially owned:  1,000,000

         (b)      Percent of class:  9.96%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote: 1,000,000
                  (ii)     Shared power to vote or to direct the vote: 0
                  (iii)    Sole power to dispose or to direct the disposition
                            of: 1,000,000
                  (iv)     Shared power to dispose or to direct the disposition
                            of : 0


Item 5.  Ownership of Five Percent or Less of a Class:
         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
         Not Applicable

Item 8.  Identification and Classification of Members of the Group:
         Not Applicable

Item 9.  Notice of Dissolution of a Group:
         Not Applicable



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




Item 10. Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               Date: July 26, 2001

                               Network Commerce Inc.


                               By:  /s/ Randy Cerf
                                    Randy Cerf, Chief Financial Officer













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